CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-1 of our report dated March 31, 2022 with respect to the consolidated financial statements of Live Current Media Inc. (the "Company") for the years ended December 31, 2021 and 2020 which appears in the Company's Annual Report on Form 10-K for the year ended December 31, 2021, filed with the United States Securities and Exchange commission on March 31, 2022. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

Yours very truly,

/s/ DMCL

DALE MATHESON CARR-HILTON LABONTE LLP

CHARTERED PROFESSIONAL ACCOUNTANTS

Vancouver, Canada
July 14, 2022